SWM ANNOUNCES FIRST QUARTER 2014 RESULTS

ALPHARETTA, GA, May 7, 2014 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported first quarter 2014 earnings results for the period ended March 31, 2014.

First Quarter Highlights

•	First quarter net sales of $204.7 million, including newly-acquired DelStar, Inc., increased 5.2% versus the prior-year quarter

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Net Income from Continuing Operations was $23.2 million, down from $30.7 million in the prior-year quarter; Adjusted Net Income from Continuing Operations (see non-GAAP reconciliations) which excludes non-cash purchase accounting adjustments from the DelStar acquisition was $26.1 million, down from $31.7 million in the prior-year quarter

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First quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.84, versus $1.01 in the prior-year quarter; Earnings Per Share from Continuing Operations was $0.75 versus $0.98 in the prior-year quarter

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Previously authorized $50.0 million share buyback program was completed during the first quarter, resulting in the repurchase of approximately 1.1 million shares, more than 3% of the Company's outstanding common stock

Business Highlights

•	First quarter Paper segment sales volumes decreased 4.3% versus the year-ago quarter, as tobacco paper weakness was partially offset by growth of non-tobacco products

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First quarter Lower Ignition Propensity, or LIP, cigarette paper sales volumes (included in the Paper segment) decreased 6.8% versus the prior-year quarter which included customer inventory rebuilds due to the impact of Hurricane Sandy

•	New LIP cigarette paper regulations announced in South Korea with implementation during July 2015

•	First quarter Reconstituted Tobacco segment sales volumes decreased 26.4% versus the prior-year quarter

•	CTS, the Company's RTL joint venture in China, is expected to start operations mid-year 2014

•	First quarter Filtration segment financial results, which includes newly-acquired DelStar, were in line with expectations; Projects to capitalize on commercial synergies are underway

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "I am pleased with our first quarter Adjusted Diluted Earnings Per Share from Continuing Operations of $0.84 given the difficult tobacco industry environment. Our Paper segment volumes were down 4.3% versus the year-ago quarter, as weakness in tobacco paper was partially offset by double-digit growth in non-tobacco products. First quarter tobacco paper sales volumes, including CTM, our paper Chinese joint venture (which is not included in Paper segment results), decreased 9.0% versus the prior-year quarter due to global attrition and inventory destocking by certain customers. In addition, first quarter 2013 was a strong quarter for our U.S. LIP operation, as we experienced elevated sales following supply chain and distribution disruptions caused by Hurricane Sandy in late 2012, creating a difficult volume comparison. As expected, our Reconstituted Tobacco segment volumes are being affected by customer inventory destocking, smoking attrition and potential blend reformulations by certain cigarette manufacturers. While the first quarter Reconstituted Tobacco segment volume decline of 26.4% exceeded our annual expectation of approximately 20%, a positive mix shift resulted in a 20% year-over-year segment revenue decline."

"We are pleased to share that South Korea appears to be the next country that will adopt LIP regulations, with a targeted implementation date of July 2015. The ultimate financial impact of the South Korean LIP regulations to SWM will depend on pricing and our share of cigarette paper volume, and we believe we are well-positioned to capitalize on this development given our strong relationships with key cigarette manufacturers supplying South Korea. We estimate LIP regulations could lead to a 10% increase in global LIP paper demand based on annual cigarette consumption in South Korea of approximately 85 billion sticks. Additionally, we understand that a vote on LIP implementation standards in Russia is scheduled in May 2014. While we believe adoption of LIP regulations in Russia is likely in the next several years, it is possible that recent events in the region could cause a delay in voting."

"DelStar has quickly become an integral part of SWM and we believe that strong customer order momentum supports the achievement of a robust 2014 plan. DelStar continued to see growth in its water filtration products as orders for new desalination infrastructure projects supplemented recurring demand from its customers' large installed base, and a new strategic customer in the automotive fuel filter industry is currently being ramped up. In addition, our teams are already developing and executing projects to capitalize on commercial synergies, including international expansion and paper-based applications outside the tobacco industry, which should begin contributing to our results starting in 2015. Regarding future acquisitions in our newly established Filtration segment, we are aggressively evaluating opportunities that are complementary to DelStar's customer base, end-market segments, and/or technology portfolio, while still meeting our financial and strategic criteria. We believe our Filtration segment has significant opportunities for top and bottom-line growth through both organic and inorganic efforts."

Mr. Villoutreix concluded, "As we navigate the remainder of 2014, we expect continued volume challenges in tobacco to impact our year-over-year financial results, but remain focused on driving overall volumes, gaining share and managing our costs. In addition, we expect to soon realize the benefits from restructuring actions in our Reconstituted Tobacco segment in response to the 2014 volume decline, as well as lower effective tax rates related to certain legal entity realignment activities. Finally, we expect that CTS will begin production mid-year and contribute positively to earnings beginning in 2015."

First Quarter 2014 Results

Net sales were $204.7 million in the quarter ended March 31, 2014, versus $194.5 million in the prior-year quarter, up 5.2%. The Paper segment’s revenues were down 7.3%, Reconstituted Tobacco segment sales decreased 20.5%, and the new Filtration segment (comprised of DelStar) added $31.7 million in revenue. Excluding sales from newly-acquired DelStar, total sales were down 11.1%.

Net Income from Continuing Operations was $23.2 million for the quarter ended March 31, 2014, versus $30.7 million in the prior-year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), which excludes non-cash purchase accounting adjustments from the DelStar acquisition, was $37.3 million in the quarter ended March 31, 2014, versus $43.3 million in the prior-year quarter. The key drivers of this decline were lower tobacco-related volumes, the initial impact of LIP pricing concessions offered in exchange for favorable share commitments and contract extensions, and reduced fixed cost absorption, which were offset in part by DelStar's financial contribution and gains in non-tobacco paper products. Operational excellence projects, including cost reductions and inflationary offsets, were largely offset by reduced fixed cost absorption resulting from planned machine down-times in reaction to lower volumes. Adjusted Diluted Earnings Per Share from Continuing Operations was $0.84 in the first quarter of 2014, down from $1.01 in the prior-year period. Purchase accounting adjustments related to the DelStar acquisition and start-up expenses related to CTS are excluded from these non-GAAP measures.

The effective income tax rate for continuing operations for the first quarter of 2014 was 30.2%, up from 29.3% in the first quarter of 2013. Due to legal entity realignment activities, the effective tax rate is expected to decline through the remainder of 2014.

Cash Flow, Debt and Quarterly Dividend

Operating cash from continuing operations was $18.6 million for the three months ended March 31, 2014, compared with $40.0 million in the prior year. Contributing to the decrease were normal fluctuations in working capital items, such as accounts receivable and the timing of certain tax payments, and lower net income.

Debt, net of cash, at March 31, 2014 was $169.7 million, compared to $113.4 million at December 31, 2013. The increase in net debt was primarily due to the execution of the $50 million stock buyback program.

Capital spending was $8.1 million and $5.6 million during the quarters ended March 31, 2014 and 2013, respectively. For 2014, capital spending is expected to be approximately $30 million, including capital spending relating to the operations of DelStar.

The Company also announced that a quarterly cash dividend of $0.36 per share will be payable on June 26, 2014 to stockholders of record on May 22, 2014. As discussed previously, the Company’s capital allocation strategy aims to return at least 1/3 of free cash flow to stockholders, largely in the form of dividends, with share repurchases executed on an opportunistic basis.

The Company completed the $50 million buyback program authorized in 2013 during the first quarter of 2014. The full-year 2014 estimated impact on Adjusted Diluted Earnings Per Share from Continuing Operations is approximately $0.11. The Company's previously issued guidance for total year 2014 Adjusted Diluted Earnings Per Share from Continuing Operations of $3.40 included a $0.03 benefit from the impact of share repurchases at the time guidance was issued. The Company believes it is premature to adjust guidance at this time.

Conference Call

SWM will hold a conference call to review first quarter 2014 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 8, 2014. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2014 guidance and future performance, our capital allocation strategy, mergers and acquisitions, future market trends, future reconstituted tobacco leaf, or RTL, sales and volume trends, smoking attrition rates, DelStar synergies, integration, growth prospects, impact of our restructuring actions, plan achievement and EPS contribution, capital spending, common stock repurchases, the opening and profitability of CTS (our RTL joint venture in China), the adoption of LIP regulations in new countries (including South Korea) and its impact on our results, potential new customers, future cash flows, benefits associated with our legal entity realignment, lower effective tax rates, purchase accounting impacts, impacts of our ongoing operational excellence and other cost-reduction initiatives, and other statements generally identified by words such as "believe," "expect," "intend,” “potential,” "anticipate," "project," "appears," "should," "could," "may," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the following factors:

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Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes due to changing customer demands, new technologies such as e-cigarettes, or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonal factors, that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other regulatory agencies, including the proposed regulation of cigars and cigar components;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S. and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more suppliers;

•	International conflicts and disputes, including their impact on the adoption of new LIP regulations;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, regulatory or administrative proceedings, including those in Brazil;

•	Labor activities at our facilities and new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other authorities;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our legal entity and business realignment initiatives, including changes in law, treaties, timing of execution and regulatory determinations, and ongoing maintenance compliance risks;

•	Increased taxation on tobacco products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2013. The first quarter 2014 financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the financial schedules attached to this release.

SWM management believes that investors' understanding of the Company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the Company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2014	2013	% Change
Paper	$128.8	$138.9	(7.3)%
Reconstituted Tobacco	44.2	55.6	(20.5)
Filtration	31.7	—	N.M.
Total Consolidated	$204.7	$194.5	5.2%

Operating Profit (Loss)
	Three Months Ended March 31,
			Return on Net Sales
	2014	2013	2014	2013
Paper	$22.5	$25.3	17.5%	18.2%
Reconstituted Tobacco	16.2	21.4	36.7	38.5
Filtration	0.4	—	1.3	N.A.
Unallocated	(6.0)	(5.0)
Total Consolidated	$33.1	$41.7	16.2%	21.4%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,
	2014	2013
Paper	$—	$1.1
Reconstituted Tobacco	0.1	0.5
Filtration	4.1	—
Total Consolidated	$4.2	$1.6

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended March 31,
			Return on Net Sales
	2014	2013	2014	2013
Paper	$22.5	$26.4	17.5%	19.0%
Reconstituted Tobacco	16.3	21.9	36.9	39.4
Filtration	4.5	—	14.2	N.A.
Unallocated	(6.0)	(5.0)
Total Consolidated	$37.3	$43.3	18.2%	22.3%
* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Operating (loss) profit from continuing operations	$33.1	$41.7
Plus: Restructuring & impairment expense (income)	0.1	1.6
Plus: Purchase accounting adjustments	4.1	—
Adjusted Operating Profit from Continuing Operations	$37.3	$43.3

Net (Loss) income from continuing operations	$23.2	$30.7
Plus: Restructuring & impairment expense (income), net of tax	0.1	1.0
Plus: Purchase accounting adjustments, net of tax	2.5	—
Plus: CTS start-up expenses	0.3	—
Adjusted Net Income from Continuing Operations	$26.1	$31.7

Net (loss) income per share - diluted	$0.75	$0.96
Plus: Loss per share from discontinued operations	—	0.02
(Loss) income from continuing operations per diluted share	0.75	0.98
Plus: Restructuring & impairment expense (income) per share	—	0.03
Plus: Purchase accounting adjustments per share	0.08	—
Plus: CTS start-up expenses per share	0.01	—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.84	$1.01

Income from continuing operations	$23.2	$30.7
Plus: Interest expense	1.5	0.7
Plus: Income tax provision	9.8	12.4
Plus: Depreciation & amortization	13.1	8.5
Plus: Restructuring & impairment expense (income)	0.1	1.6
Plus: CTS start-up expenses	0.3	—
Adjusted EBITDA from Continuing Operations	$48.0	$53.9

Cash provided by operating activities of continuing operations	$18.6	$40.0
Less: Capital spending	(8.1)	(5.6)
Less: Capitalized software costs	(0.1)	—
Free Cash Flow from Continuing Operations	$10.4	$34.4

	March 31, 2014	December 31, 2013
Total Debt	$447.6	$385.4
Less: Cash	277.9	272.0
Net Debt	$169.7	$113.4